Exhibit 10.27

ALCOA CORPORATION

AMENDED AND RESTATED CHANGE IN CONTROL SEVERANCE PLAN

AMENDMENT NO. 1

The Company hereby adopts, as of January 8, 2023, this first amendment of the Alcoa Corporation Amended and Restated Change in Control Severance Plan which was most recently amended and restated on July 30, 2019 (“the Plan”). This Plan is amended as follows:

DEFINITIONS, Section 1.24, is amended to read as follows:

1.24  “Tier I Employee” means the Chief Executive Officer, the Chief Financial Officer, the General Counsel of the Company and such other person or position so designated by the Board or Committee from time to time; provided, however, that such person will cease to be a Tier I Employee for all purposes under this Plan, if such person ceases to serve as the Chief Executive Officer, Chief Financial Officer, General Counsel of the Company or, as to such other persons or positions, if the Board or Committee determines such persons or positions cease to be a Tier I Employee prior to a Change in Control under circumstances other than as described in Section 1.21 hereof and; provided further that such person or position may thereafter be a Tier II Employee under this Plan if the Board or Committee designates such person a corporate officer (other than an assistant officer) of the Company as described in Section 1.25 hereof.